Exhibit 99.1
LSB Bancshares Reports 2nd Quarter Financial Results
LEXINGTON, N.C., July 17, 2006 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the second quarter of 2006 of $1,546,000, or $0.18 per diluted share, compared to $2,430,000, or $0.28 per diluted share, in the second quarter of 2005. As is discussed more fully below, the decrease in earnings was primarily due to a $1 million write-down on other real estate owned.
Net interest income, which was affected by a lower net interest margin, decreased 1% to $10,951,000 in the second quarter of 2006 from $11,051,000 in the year-ago period. The provision for loan losses was $611,000 in 2006’s second quarter, versus $1,060,000 in the second quarter of 2005. Noninterest income, benefiting from an 8% increase in service charges on deposit accounts, grew 3% to $3,586,000, versus $3,481,000 in 2005’s second quarter. Noninterest expense, which included the $1 million write-down mentioned above, increased 19% to $11,688,000 in the second quarter of 2006 from $9,808,000 in 2005’s second quarter.
The above mentioned $1 million write-down, which reduced the carrying value from $3 million to $2 million, related to the previously disclosed condominium development in a coastal community that was acquired during the second quarter of 2005 through a deed-in-lieu of foreclosure. At the end of the second quarter of 2006, the Bank discovered for the first time that a portion of the condominium development assets had not been conveyed to the Bank as the Bank had previously been advised. The Bank is actively pursuing recovery of the losses incurred with this project.
The above mentioned write-down also affected six-month results. For the six months ended June 30, 2006, net income was $3,287,000, or $0.38 per diluted share, compared to $4,662,000, or $0.54 per diluted share, in the first half of 2005. Net interest income increased 2% to $21,906,000 in the six months ended June 30, 2006 versus $21,404,000 in the year-ago period. Noninterest income for the first six months of 2006 was $6,785,000, versus $6,743,000 in the first six months of 2005, while noninterest expense increased 12% to $21,970,000 from $19,571,000 over the same respective periods. The provision for loan losses increased approximately 26% to $2,018,000 for the first half of 2006.
As of June 30, 2006, total assets were approximately $986 million, essentially unchanged from the year-ago level, while deposits at that date were $829 million, reflecting growth of 5% from June 30, 2005. Net loans were $748 million at June 30, 2006, down 1% from the amount at June 30, 2005. The allowance for loan losses at the end of 2006’s second quarter was $8.5 million or 1.12% of loans. Shareholders’ equity totaled $91.1 million, and represented an equity-to-assets ratio of 9.2%. Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $8.9 million at June 30, 2006, versus $7.7 million at June 30, 2005.
Commenting on the results, LSB Bancshares Chairman, President and CEO Robert F. Lowe stated, “The second quarter was challenging on several fronts. Margins remained tight, which restrained net interest income growth. Additionally, the write-down on the condominium development increased the pressure on noninterest expense.
Lowe added, “We continue to work diligently to improve earnings momentum through our strategic plan. Having recently celebrated the groundbreaking of our new Archdale Office, we are confident in our long-term prospects and expanding market opportunities. Consistent with that outlook, your Board of Directors recently extended the Company’s stock repurchase plan through May 31, 2008, and authorized the Company to repurchase a total of 400,000 shares under that extended program.”
LSB Bancshares recently declared a quarterly dividend of $0.17 per share, which will be paid July 15, 2006 to shareholders of record as of July 1, 2006. This level of dividend is the same amount as the level at the year-ago date.
LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of LSB Bancshares, Inc., is traded on the Nasdaq Stock Market and is quoted electronically under the Nasdaq symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
CONTACT: Monty J. Oliver, EVP & CFO; 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	June 30
	2006	2005
Assets
Cash and Due from Banks	$38,118	$44,327
Interest-Bearing Bank Balances	1,220	1,920
Federal Funds Sold	17,118	17,390
Investment Securities:
Held to Maturity, at Amortized Cost	27,610	29,392
Available for Sale, at Market Value	116,832	102,369
Loans	756,845	767,281
Less, Allowance for Loan Losses	(8,502)	(8,466)

Net Loans	748,343	758,815
Premises and Equipment	19,622	17,922
Other Assets	17,407	17,192

Total Assets	986,270	989,327

Liabilities
Deposits:
Demand	149,653	123,573
Savings, N.O.W. and Money Market Accounts	396,558	395,473
Certificates of Deposit of less than $100,000	136,932	138,587
Certificates of Deposit of $100,000 or more	145,568	132,554

Total Deposits	828,711	790,187
Securities Sold Under Agreements to Repurchase	909	964
Borrowings from the Federal Home Loan Bank	59,000	101,000
Other Liabilities	6,558	6,073

Total Liabilities	895,178	898,224

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,507,355 Shares in 2006 and 8,547,988 Shares in 2005	42,537	42,740
Paid-In Capital	9,146	9,750
Directors’ Deferred Plan	(1,361)	(1,286)
Retained Earnings	42,815	40,346
Accumulated Other Comprehensive Loss	(2,045)	(447)

Total Shareholders’ Equity	91,092	91,103

Total Liabilities and Shareholders’ Equity	$986,270	$989,327

Memorandum: Standby Letters of Credit	$5,206	$5,380

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Interest Income
Interest and Fees on Loans	$15,017	$13,509	$29,506	$25,799
Interest on Investment Securities:
Taxable	1,137	879	2,115	1,756
Tax Exempt	306	368	625	714
Interest-Bearing Bank Balances	83	105	165	193
Federal Funds Sold	223	100	472	181

Total Interest Income	16,766	14,961	32,883	28,643

Interest Expense
Deposits	5,119	2,946	9,668	5,322
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	2	1	7	5
Borrowings from the Federal Home Loan Bank	694	963	1,302	1,912

Total Interest Expense	5,815	3,910	10,977	7,239

Net Interest Income	10,951	11,051	21,906	21,404
Provision for Loan Losses	611	1,060	2,018	1,599

Net Interest Income After Provision for Loan Losses	10,340	9,991	19,888	19,805

Noninterest Income
Service Charges on Deposit Accounts	1,843	1,700	3,435	3,253
Gains on Sales of Mortgages	101	146	179	278
Other Operating Income	1,642	1,635	3,171	3,212

Total Noninterest Income	3,586	3,481	6,785	6,743

Noninterest Expense
Personnel Expense	5,545	5,352	11,268	10,686
Occupancy Expense	478	456	957	920
Equipment Depreciation and Maintenance	535	576	1,065	1,167
Other Operating Expense	5,130	3,424	8,680	6,798

Total Noninterest Expense	11,688	9,808	21,970	19,571

Income Before Income Taxes	2,238	3,664	4,703	6,977
Income Taxes	692	1,234	1,416	2,315

Net Income	$1,546	$2,430	$3,287	$4,662

Earnings Per Share
Basic	$0.18	$0.28	$0.39	$0.54
Diluted	$0.18	$0.28	$0.38	$0.54

Weighted Average Shares Outstanding
Basic	8,518,434	8,559,262	8,522,718	8,570,943
Diluted	8,549,643	8,593,894	8,560,576	8,610,089

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended June 30
	2006	2005	Change
Financial Ratios:
Return on average assets	0.63%	1.01%	(38	)BP

Return on average shareholders’ equity	6.65%	10.65%	(400)
Net Interest Margin (FTE)	4.83%	4.98%	(15)

Average Balances:
Loans	$755,220	$757,637	(0.3)%
Earning assets	918,984	901,955	1.9
Total assets	985,937	963,300	2.3
Interest-bearing deposits	689,215	658,491	4.7
Total deposits	830,437	771,273	7.7

Allowance for loan losses:
Beginning balance	$8,392	$8,145	3.0%

Provision for loan losses	611	1,060	(42.4)
Loans charged off	(1,153)	(896)	28.7
Recoveries	652	157	315.3

Ending balance	8,502	8,466	0.4

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Six Months Ended June 30
	2006		2005		Change
Financial Ratios:
Return on average assets	0.67%		0.99%		(32	)BP

Return on average shareholders’ equity	7.11%		10.27%		(316)
Net Interest Margin (FTE)	4.87%		4.93%		(6)

Average Balances:
Loans	$754,952		$742,435		1.7%
Earning assets	916,176		887,818		3.2
Total assets	982,612		947,742		3.7
Interest-bearing deposits	695,698		652,954		6.5
Total deposits	829,734		755,628		9.8

Allowance for loan losses:
Beginning balance	$8,440		$7,962		6.0%
Provision for loan losses	2,018		1,599		26.2
Loans charged off	(2,698)		(1,342)		101.0
Recoveries	742		247		200.4

Ending balance	8,502		8,466		0.4

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$1,534		$2,037		(24.7)%
Nonaccrual loans	2,956		584		406.2
Restructured loans	612		789		(22.4)

Total nonperforming loans	5,102		3,410		49.6

Other real estate	3,755		4,274		(12.1)

Total nonperforming assets	8,857		7,684		15.3

Asset Quality Ratios
Nonperforming loans to total loans	0.67%		0.44%		23	BP
Nonperforming loans to total assets	0.52%		0.34%		18
Allowance for loan losses to total loans	1.12%		1.10%		2
Net charge-offs to average loans	0.26%		0.15%		11
Allowance for loan losses to nonperforming loans	1.67	X	2.48	X

BP— Denotes Basis Points